Exhibit 2.5

Exhibit D

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of [•], 2012, by and among Walter Investment Management Corp., a Maryland corporation (“WIMC”), [Buyer], a [            ] corporation and Subsidiary of WIMC (“Buyer”), and JAM Special Opportunities Fund, L.P. (the principal seller and representative of the sellers listed on Schedule 1 hereto, the “Sellers” Representative” and, together with WIMC and Buyer, sometimes referred to individually as “Party” or collectively as the “Parties”) and JPMorgan Chase Bank, National Association “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Underlying Agreement (as defined below).

WHEREAS, the Parties have agreed to deposit in escrow, an Escrow Note (as defined below) and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Escrow Account.

(a) Buyer agrees to deposit with the Escrow Agent a secured note issued by Buyer, in the initial aggregate principal amount of $9,000,000.00, with the Sellers’ Representative as the Payee thereunder (“Escrow Note”).

(b) The Escrow Note provides that on May 1, 2013, the issuer of the Escrow Note shall pay $1,000,000 of the principal amount of the Escrow Note then unpaid and outstanding (the “First Payment Amount”), after giving effect to any reduction in such principal pursuant to Section 10.7(c) of the Underlying Agreement and the terms of the Escrow Note, to the Escrow Agent for disbursement by the Escrow Agent to Seller’s Representative within 10 Business Days of May 1, 2013; provided that if as of May 1, 2013 there is one or more outstanding claims for indemnification by the Buyer pursuant to Article 10 of the Underlying Agreement in an aggregate amount that exceeds the Threshold Amount and the Deductible Amount (“First Payment Outstanding Claim”), Buyer shall deposit an amount equal to the lesser of (i) the aggregate amount reserved for all First Payment Date Outstanding Claims and (ii) the First Payment Amount, with the Escrow Agent in the Escrow Account (the “First Payment Claim Amount). The Escrow Agent shall hold the First Payment Claim Amount and, subject to the terms and conditions hereof, shall invest and reinvest the First Payment Claim Amount and the proceeds thereof (collectively, the “First Payment Claim Amount Fund”) as directed in Section 3.

(c) The Underlying Agreement and the Escrow Note provide that if a Refinancing occurs, the issuer of the Escrow Note shall pay within 10 Business Days of the completion of such Refinancing (i) the entire principal amount of the Escrow Note then unpaid and outstanding, after giving effect to any reduction in such principal pursuant to Section 10.7(c) of the Underlying Agreement and the terms of the Escrow Note, to the Escrow Agent for deposit (the “Escrow Deposit”) into an escrow account (the “Escrow Account”) and (ii) all then accrued and unpaid interest on the Escrow Note to the Sellers’ Representative (for the benefit of the Sellers) for disbursement by the Sellers’ Representative to each Seller payee in accordance with Schedule 1. In the event of such payment and deposit:

(i)	promptly thereafter, the Parties shall deliver to the Escrow Agent a written instruction executed by Buyer and the Sellers’ Representative (on behalf of each of the Sellers) to deliver the Escrow Note to Buyer for cancellation, and upon receipt of such instruction the Escrow Agent shall deliver to Buyer the Escrow Note.

(ii)	The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (collectively, and together with any First Payment Claim Amount Fund, the “Fund”) as directed in Section 3.

3. Investment of Fund. During the term of this Agreement, the Fund shall be invested in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing jointly by the Parties and as shall be acceptable to the Escrow Agent. Instructions to make any other investment (“Alternative Investment”) must be in writing and executed by both Parties and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity pursuant to the succeeding sentence of this Section 3 or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

4. Disposition and Termination. As between the Parties, except as expressly provided herein, the rights of, in and to the Escrow Note and the Fund, as applicable, shall be governed by and determined pursuant to the Stock Purchase Agreement, dated as of August 31, 2012 by and among Reverse Mortgage Solutions, Inc., WIMC, Buyer (as WIMC’s assignee), Sellers’ Representative and the sellers listed on Schedule 1 hereto (the “Underlying Agreement”) and the Escrow Note. The Escrow Agent shall deliver the Escrow Note and distribute the Fund, as applicable, to the Sellers’ Representative in accordance with the following:

(a) Subject to the remainder of this Section 4, the Escrow Agent shall automatically release to the Sellers’ Representative on the General Survival Date the Escrow Note, to the extent still outstanding, and the Fund, as applicable, at the close of business on such date; provided that if at any time there is outstanding a Reserve (as defined below) hereunder, the Escrow Agent will (i) continue to hold the Escrow Note (the principal amount of which shall be adjusted by the terms of the Escrow Note to equal the amount of the Reserve at such time) or (ii) to the extent the then remaining outstanding principal amount of the Escrow Note is less than the amount of the Reserve, continue to hold sufficient amounts in the Fund to satisfy such remaining portion of the Reserve at such time. The later of the General Survival Date and the date on which there is no Reserve is hereinafter referred to as the “Release Date”.

(b) Prior to the Release Date,

(i)	subject to the terms of subsection (a) above and subsections (c), (d) and (e) below, all or any portion of the Fund shall be released to Buyer upon receipt by the Escrow Agent of a written instruction from Buyer (a “Buyer Claim Notice”), stating that Buyer is seeking indemnification pursuant to the terms of Article 10 of the Underlying Agreement (the “Indemnification Provisions”), that Buyer has delivered a written notice to the Sellers’ Representative pursuant to Section 10.1(c) of the Underlying Agreement, and that pursuant to any Indemnification Provision Buyer is then entitled to receive a specified amount of the Fund (i) in connection with Losses of a WIMC Indemnified Party incurred in connection with such claim (a “Payment Amount”) and/or (ii) in connection with a pending and unresolved claim, setting forth Buyer’s good faith estimate of the amount of WIMC Indemnified Party’s asserted Loss in connection with such claim (an “Estimated Amount” and, together with the Payment Amount, the “Claimed Amounts”), or

(ii)	if the Escrow Note is outstanding, by the terms of the Escrow Note the principal amount thereof shall be reduced by the sum of such Claimed Amounts.

At any time prior to the delivery of the Escrow Note and the entire Fund by the Escrow Agent, Buyer may deliver a Buyer Claim Notice to the Escrow Agent setting forth a Payment Amount in respect of Losses identified as Estimated Amounts in a Buyer Claim Notice previously delivered hereunder, upon receipt of which, such Estimated Amounts shall be reduced by the amount of such Payment Amount for purposes of the calculation of the Reserve.

(c) Upon receipt of a Buyer Claim Notice, the Escrow Agent shall not make any payment or disbursement thereof pursuant to Section 4(a) above and shall (i) provide to the Sellers’ Representative notice of receipt of such Buyer Claim Notice along with a copy thereof (a “Receipt Notice”) and (ii) hold in reserve (and not release pursuant to Section 4(a)) the Escrow Note or, as applicable, the portion of the Fund equal to the sum of all Claimed Amounts set forth on the Buyer Claim Notice (all such reserved Claimed Amounts (including Disputed Amounts (as defined in subsection (d) below)) outstanding at any time, collectively, the “Reserve”). Unless the Escrow Agent receives within thirty (30) days following the date of its delivery of a Receipt Notice (the “Claim Notice Period”) a written notice signed by the Sellers’ Representative objecting to such Buyer Claim Notice and setting forth in reasonable detail why, in good faith, the Sellers’ Representative is objecting to the Buyer Claim Notice (the “Claim Objection Notice”), the principal amount of the Escrow Note shall be reduced by an amount equal to the Payment Amount by the terms of the Escrow Note or, if applicable, the Escrow Agent shall disburse from the Fund an amount equal to the Payment Amount in accordance with the Buyer Claim Notice and otherwise in accordance with the terms hereof.

(d) If the Escrow Agent receives a Claim Objection Notice within the applicable Claim Notice Period:

(i)	Buyer and the Sellers’ Representative shall use commercially reasonable efforts to promptly resolve the dispute in accordance with the terms of the Underlying Agreement and the Escrow Note; and

(ii)	the Escrow Agent shall not release any portion of the Fund (including pursuant to Section 4(a) hereof) in respect of Estimated Amounts and Payment Amounts disputed in a Claims Objection Notice (“Disputed Amounts”) until (a) Buyer and the Sellers’ Representative have agreed in writing upon the terms of the reduction of the principal amount of the Escrow Note in accordance with the terms of the Escrow Note or, as applicable, the release from the Fund, in respect of such Estimated Amounts and Disputed Amounts and have delivered a written instruction jointly executed by Buyer and the Sellers’ Representative (a “Release Notice”) to the Escrow Agent authorizing such reduction of the principal amount of the Escrow Note and/or, as applicable, release from the Fund of all or a portion of the Disputed Amounts and the elimination of all or a portion of the Estimated Amounts from the Reserve (and any portion of the Estimated Amounts not so eliminated shall continue to be held in the Reserve and no reduction or payment, as applicable, shall be made in respect thereof (including pursuant to Section 4(a) hereof); or (b) if the Parties are unable to resolve the dispute in accordance with the terms of the Underlying Agreement and the Escrow Note or otherwise deliver a Release Notice in respect thereof, the Escrow Agent shall continue to hold in the Reserve the Escrow Note and not release any amount from the Fund (including pursuant to Section 4(a) hereof) in respect of all Estimated Amounts and all Disputed Amounts, in each case as set forth on the applicable Buyer Claim Notice until such dispute is resolved by arbitration or otherwise in accordance with the terms of the Underlying Agreement, and the Parties shall have such remedies as may be available to them at law or in equity, subject to the terms of the Underlying Agreement and the Escrow Note.

(e) Notwithstanding any of the foregoing provisions of this Section 4, (i) upon the Escrow Agent’s receipt of a Release Notice directing the Escrow Agent to (x) release the Escrow Note or disburse all or part of the Fund, as applicable, or (y) release all or any part of the Reserve, the Escrow Agent will make such disbursements or effect such releases, as applicable, or reduce the amount of the Reserve, in each case strictly in accordance with such Release Notice, and (ii) upon the Escrow Agent’s receipt of a copy of the arbitration award or otherwise in accordance with the terms of the Underlying Agreement, make such disbursement from the Fund, or make such reduction to the Reserve, as applicable, in accordance with such arbitration award. Upon any reduction in the principal amount of the Escrow Note in accordance with the terms thereof or any disbursement from the Escrow Account in respect of amounts reflected in the Reserve, the amount of the Reserve shall be reduced by the amount of such reduction or disbursement.

(f) Upon release of the Escrow Note and the entire Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8(b).

(g) Any interest that becomes due and payable under the Escrow Note will be paid to the Sellers’ Representative, and will not be held by the Escrow Agent, whether or not there are Buyer Claim Notices, Claimed Amounts, Estimated Amounts or Disputed Amounts outstanding. Notwithstanding any other provision in this Agreement to the contrary, if the Escrow Agent receives any such interest payment on the Escrow Note, it shall automatically release and immediately disburse the same to Sellers’ Representative.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation, the Underlying Agreement and the Escrow Note, nor shall the Escrow Agent be required to determine if any person or entity has complied with the Underlying Agreement or the Escrow Note, nor shall any additional obligations of the Escrow Agent be inferred from the terms of the Underlying Agreement or the Escrow Note, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement or the Escrow Note, any schedule or exhibit attached to this Agreement or the Escrow Note, or any other agreement among the Parties, the terms and conditions of this Agreement shall control as against the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due to it or the Fund, including, without limitation, the Escrow Note or Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of the Escrow Note or any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) or the Escrow Note, as applicable, and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8(b). In accordance with Section 8(b) below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. (a) Compensation for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing shall be as described in Schedule 4 attached hereto, shall be borne equally by Buyer and the Sellers’ Representative, and (b) payment or reimbursement to the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement shall be borne equally by Buyer and the Sellers’ Representative (on behalf of the Sellers). The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

8. Indemnity. (a) The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable, documented fees and expenses of outside counsel and experts and their staffs and all reasonable, documented expense of document location, duplication and shipment (collectively “Losses”), arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused (in whole or in part) by the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The indemnity obligations set forth in this Section 8(a) shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

(b) The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Fund and the Escrow Note for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Fund for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under either Sections 6(a), 7 or 8(a) of this Agreement.

9. Patriot Act Disclosure/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8 or W-9. For income tax purposes, Sellers shall be treated as the owner of the Fund and all interest or other income earned on the Fund shall be allocated to Sellers and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Fund by Sellers whether or not said income has been distributed during such year. Within two (2) Business Days following the end of each calendar quarter, Escrow Agent shall release and disburse to the Sellers’ Representative (for distribution to the Sellers), an amount, if greater than zero, equal to the product of (i) 45% and (ii) the sum of (A) the amount of income, gains and interest, if any, earned since the end of the prior calendar quarter and allocated to Sellers in accordance with Section 9(b) hereof and (B) the amount of any interest to be reported by Buyer (or its Affiliates) in respect of the Escrow Note that exceeds the amount of interest actually paid to the Sellers’ Representative in such period pursuant to the Escrow Note. For purposes of calculating the amount described in clause (ii)(B) of the preceding sentence, Buyer shall deliver to the Sellers’ Representative and the Escrow Agent a notice of such amount no later than the end of the applicable calendar quarter. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 12 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a)	by facsimile;
(b)	by overnight courier; or
(c)	by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any Party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Buyer	Walter Investment Management Corp.
3000 Bayport Drive
Tampa, Florida 33607
Attention: General Counsel
Tel No.: (813 421-7605
Fax No.: (813) 281-5653

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Peter J. Gordon, Esq.
Fax No.: (212) 455-2502

If to the Sellers’ Representative:	JAM Special Opportunities Fund L.P.
2121 Rosecrans Avenue, Suite 2390
El Segundo, CA 90245
Attention: Michael Sekits
Tel No.: (310) 227-8600
Fax No.: (310) 227-8601

with a copy to:	Dechert LLP
1095 Avenue of Americas
New York, NY 10036
Attn: Kristopher Brown, Esq.
Fax No.: (212) 698-3599

Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, CA 92614
Attention: Philip C. Schroeder, Esq.
Fax No: (949) 553-8354

If to the Escrow Agent	JPMorgan Chase Bank, N.A.
Escrow Services
(street address)
New York, NY zip [postal code])
Attention:
Fax No.:

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of Fund (or any portion thereof) or the Escrow Note, as applicable, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(a) In the event funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 2, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Seller’s or Buyer’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President, any Vice-President, Treasurer or Secretary, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Seller or Buyer to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Fund for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(b) The Parties acknowledge that the Escrow Agent is authorized to use the funds transfer instructions on Schedule 3 to disburse any funds due to Buyer, the Sellers’ Representative and each of the sellers listed on Schedule 1 hereto under this Agreement without a verifying call-back as set forth in Section 11(a) above:

(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. Except for change to funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior written consent of the Escrow Agent and the Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the County of New York, State of New York. For the avoidance of doubt, any dispute between WIMC and the Sellers’ Representative shall be resolved in accordance with the terms of the Underlying Agreement. To the extent that in any jurisdiction any Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. Each Party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 9 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER

By:
Name:
Title:

SELLER

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

as Escrow Agent

By:
Name:
Title:

SCHEDULE 1

Sellers

JAM Special Opportunities Fund, L.P.

RM Servicing Holdings, LLC

Seymour Jacobs

Tommy Moore, Jr.

Robert D. Yeary

H. Marc Helm

Kevin J. Gherardi

SCHEDULE 2

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If from Buyer:

	Name	Telephone Number	Signature
1.

2.

3.

If from Seller:

	Name	Telephone Number	Signature
1.

2.

3.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If from Buyer:

	Name	Telephone Number
1.

2.

3.

If from Seller:

	Name	Telephone Number
1.

2.

3.

SCHEDULE 31

Bank Name:

Bank Address:

ABA Number:

Account Name:

Account Number:

[1]	RMS to provide information for each seller.

SCHEDULE 4

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee                    $

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee                    $

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, including those levied by any governmental authority.

Disclosure & Assumptions

•

Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) or a JPMorgan Chase Bank Cash Compensation account. MMDA and Cash Compensation Accounts have rates of compensation that may vary from time to time based upon market conditions. The Annual Administration Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were to be chosen.

•

The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

Compliance

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.